For the fiscal period ended 12/31/04
File number 811-3623

					SUB-ITEM 77-0

					EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund, Inc. ?
SP Deutsche International Equity Portfolio

1.   Name of Issuer:
	Shinsei Bank

2.   Date of Purchase
	02/09/04

3.   Number of Securities Purchased
	14,000

4.   Dollar Amount of Purchase
	$7,350,000 JPY

5.   Price Per Unit
	$525 JPY

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Deutsche Bank

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER
Morgan Stanley
Nikko Citigroup
Nomura Securities
Nomura International
Credit Suisse First Boston
Daiwa Securities SMBC Europe
Deutsche Bank
JP Morgan
Merrill Lynch International
Morgan Stanley & Co. International
Citigroup Global Markets
Nomura International
Credit Suisse First Boston (Europe) Limited
Daiwa Securities SMBC Europe Limited
Deutsche Bank AG London
J.P. Morgan Securities
Merrill Lynch International